As filed with the Securities and Exchange Commission on June 26, 2026.
Registration No. 333-268217
Registration No. 333-173714
Registration No. 333-101710
Registration No. 333-215910
Registration No. 333-173717
Registration No. 333-101711
Registration No. 333-173713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-268217
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173714
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101710
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215910
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173717
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101711
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173713
UNDER THE SECURITIES ACT OF 1933

 ___________________________________

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1068133 (I.R.S. Employer Identification Number)
100 North Michigan Street South Bend, Indiana (Address of Principal Executive Offices)	46601 (Zip Code)

1st Source Corporation 1982 Executive Incentive Plan
1st Source Corporation 1982 Restricted Stock Award Plan
1st Source Corporation Strategic Deployment Incentive Plan
(Full title of the plan)

Brian S. Duba
Senior Vice President, General Counsel and Secretary
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(Name and address of agent for service)

(574) 235-2000
(Telephone number, including area code, of agent for service)

With copies to:
David P. Hooper, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

1st Source Corporation, an Indiana corporation (the “Company” or “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) these post-effective amendments (collectively, the “Post-Effective Amendments”) to deregister any and all shares of the Company’s common stock, without par value (“Common Stock”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (collectively, the “Registration Statements”):

●
Registration Statement No. 333-268217, filed with the Commission on November 7, 2022, that registered 200,000 shares of the Company’s Common Stock, Registration Statement No. 333-173714, filed with the Commission on April 25, 2011, that registered 100,000 shares of the Company’s Common Stock, and Registration Statement No. 333-101710, filed with the Commission on December 6, 2002, that registered 100,000 shares of the Company’s Common Stock, to be issued to participants under the 1st Source Corporation 1982 Executive Incentive Plan (the “EIP Plan”);

●
Registration Statement No. 333-215910, filed with the Commission on February 6, 2017, that registered 229,439 shares of the Company’s Common Stock, Registration Statement No. 333-173717, filed with the Commission on April 25, 2011, that registered 100,000 shares of the Company’s Common Stock, and Registration Statement No. 333-101711, filed with the Commission on December 6, 2002, that registered 200,000 shares of the Company’s Common Stock, to be issued to participants under the 1st Source Corporation 1982 Restricted Stock Award Plan (the “Restricted Stock Plan”); and

●
Registration Statement No. 333-173713, filed with the Commission on April 25, 2011, that registered 100,000 shares of the Company’s Common Stock to be issued to participants under the 1st Source Corporation Strategic Deployment Incentive Plan (f/k/a the 1st Source Corporation 1998 Performance Compensation Plan) (the “SDIP,” and collectively with the EIP Plan and Restricted Stock Plan, the “Plans”).

On April 23, 2026, the Company’s shareholders approved amendments to the EIP Plan (as amended, the “Amended EIP Plan”), Restricted Stock Plan (as amended, the “Amended Restricted Stock Plan”), and SDIP (as amended, the “Amended and Restated SDIP,” and collectively with the Amended EIP Plan and Amended Restricted Stock Plan, the “Amended Plans”), which amendments were previously approved by the Company’s Board of Directors, acting through the Executive Compensation and Human Resources Committee (the “Committee”) of the Board, subject to shareholder approval, on February 15, 2026.  As of April 23, 2026, there were 171,395, 35,152, and 98,645 shares of Common Stock that were authorized to be awarded by the Company under the EIP Plan, Restricted Stock Plan, and SDIP, respectively, but, as of April 23, 2026 were not issued or subject to outstanding awards granted under the Plans.  Accordingly, as a result of the approval of the Amended Plans, the shares specified in the immediately preceding sentence are no longer available for new awards under the Plans, will not be issued under the Plans, and are being deregistered by these Post-Effective Amendments.

Contemporaneously with the filing of the Post-Effective Amendments, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the Amended Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, Indiana on June 26, 2026.  No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

1ST SOURCE CORPORATION
By:	/s/ Brian S. Duba
Brian S. Duba Senior Vice President, General Counsel and Secretary